SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



(X )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(X )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                        WORLD ACCEPTANCE CORPORATION

            (Name of Registrant as Specified In Its Charter)

                        WORLD ACCEPTANCE CORPORATION

   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(x )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

(World Acceptance Corporation logo)

                                                                 July 2, 1996



To the Shareholders of
  World Acceptance Corporation:

         In connection with the Annual Meeting of Shareholders of your Company to be held on August 7, 1996, we enclose a Notice of the Meeting, a Proxy Statement containing information about the matters to be considered at the Meeting and a form of proxy relating to those matters.

         In addition, we enclose our 1996 Annual Report, which provides information relating to the Company's activities and operating performance during the most recent fiscal year.

         You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event you are unable to attend the Meeting. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.


                                           Sincerely yours,



                                           Charles D. Walters
                                           Chairman of the Board, President
                                           and Chief Executive Officer

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607

                          ----------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          ----------------------------

To our Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Airport Marriott in the city of Greenville, South Carolina, on Wednesday, August 7, 1996, at 11:00 A.M., local time, for the following purposes:

         1. To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

         2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year; and

         3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on June 21, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

         The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend your shares can nevertheless be voted at the Meeting.




                                          Charles D. Walters
                                          Chairman of the Board, President
                                          and Chief Executive Officer
July 2, 1996

                                IMPORTANT NOTICE
                    Please Sign and Mail Your Proxy Promptly

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607

                                  ------------
                                 PROXY STATEMENT
                                  ------------


         The following statement, first mailed on July 2, 1996, is furnished in connection with the solicitation by the Board of Directors (the "Board") of World Acceptance Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on August 7, 1996, at 11:00 A.M., local time, at the Airport Marriott in the city of Greenville, South Carolina, and at any adjournment or adjournments thereof.

         The accompanying form of proxy is for use at the Meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Corporation written notice of revocation, or a properly executed proxy of a later date or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

         1. The election to the Board of Directors of the seven (7) nominees named in this Proxy Statement; and

         2. The ratification of the Board of Directors' selection of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year.

         The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Common Stock and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram or special letter.

         Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 21, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record of shares (the "Shares") at the close of business on that date of the Company's common stock, no par value (the "Common Stock"), will be entitled to notice of and to vote at the Meeting.

         The number of outstanding Shares entitled to vote as of that record date was 19,973,073. Each Share is entitled to one vote. In accordance with South Carolina law and the Company's bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors and the ratification of the selection of accountants. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

         With regard to the election of directors, votes may either be cast in favor of or withheld and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. The ratification of the selection of the auditors requires the affirmative vote of a majority of the Shares voted on the proposal. Because abstentions will be counted as votes cast on a proposal, an abstention will have the effect of a vote against any proposal. Broker non-votes, which will not be counted as votes cast, will have no effect on the election of directors or the approval of accountants. Cumulative voting is not permitted under the Company's Articles of Incorporation.

         On June 21, 1996, the only class of voting securities the Company had issued and outstanding was its Common Stock. On that date 19,973,073 Shares were outstanding. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite his name, unless noted otherwise.

                         Ownership of Shares by Certain
                      Beneficial Owners as of June 21, 1996



  Name and Address                          Amount and Nature         Percent
of Beneficial Owner                      of Beneficial Ownership      of Class

Charles D. Walters (1)                         1,913,741                9.5%
108 Frederick Street
Greenville, South Carolina 29607

Janus Capital Corporation et al. (2)           2,258,050               11.3%
100 Fillmore Street, Suite 300
Denver, Colorado 80206-4923

Denver Investment Advisors LLC (3)             2,312,850               11.6%
633 17th Street
Suite 1800
Denver, Colorado  80217

Thomas W. Smith et al. (4)                     2,028,600               10.2%
323 Railroad Avenue
Greenwich, Connecticut 06830

- - --------------------

(1) Includes 223,141 Shares subject to options exercisable within 60 days of June 21, 1996, and 15,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of the 15,000 Shares held in trust. Also includes 400,000 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(2) Based on an amended Schedule 13G filed with the Company on June 7, 1996. Includes 1,235,900 Shares held by various Janus funds and accounts to whom Janus Capital Corporation, a registered investment advisor, provides investment advice. Janus Capital Corporation reports shared voting and investment power with respect to all 2,258,050 Shares and disclaims beneficial ownership of all Shares reported. The President and Chairman of the Board of Janus Capital Corporation is Thomas H. Bailey, whose business address is the same as that of Janus Capital Corporation. Mr. Bailey also owns approximately 12.2% of Janus Capital Corporation, and disclaims beneficial ownership of all Shares reported.

(3) Based on a Schedule 13G filed with the Company on March 1, 1996. Includes 818,500 Shares over which Denver Investment Advisors LLC disclaims sole voting power.

(4) Based on a Schedule 13D filed with the Company on January 14, 1993. Includes 1,938,600 Shares held by three private investment limited partnerships, of which each of Mr. Smith and Thomas N. Tryforos (of the same business address as Mr. Smith) is a general partner, and an employee profit-sharing plan of a corporation of which Mr. Smith and Mr. Tryforos are trustees.


                              ELECTION OF DIRECTORS

         It is intended that the persons named in the accompanying proxy will vote only for the seven nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. The number of directors and nominees has been set by the Board. Each director will be elected to serve until the next annual meeting of Shareholders or until a successor is elected and qualifies. Directors will be elected by a plurality of the votes cast.

         Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

         During the most recent fiscal year, the Board of Directors held four regularly scheduled quarterly meetings. Each director attended all meetings of the Board of Directors and of each committee on which he served.

         At June 21, 1996, compensation paid to each director who is not an employee of the Company was $1,500 for each meeting of the Board of Directors and $200 for each meeting of a committee on which he serves. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors. In addition, each outside director receives options to purchase 6,000 Shares on April 30 of each year pursuant to the terms of the Company's 1992 and 1994 Stock Option Plans. The exercise price for these options is the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant.

         The Board of Directors maintains an Audit Committee on which Messrs. Hummers, McLean and Way serve. The Audit Committee reviews the results and scope of each audit, the service provided by the Company's independent accountants and all related party transactions. The Audit Committee met once during the most recent fiscal year.

        The Board of Directors also maintains a Stock Option Committee on which Messrs. Gilreath, Hummers and Way serve. The Stock Option Committee administers the Company's

1992 and 1994 Stock Option Plans. The Stock Option Committee met four times during the most recent fiscal year.

         The Board also maintains a Compensation Committee on which Messrs. Gilreath, Hummers and Way serve. The Compensation Committee establishes and reviews the compensation criteria and policies of the Company and reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. The Compensation Committee met four times during the most recent fiscal year.

         The following is a list of nominees for election to the Board of Directors. Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other publicly held companies are set forth below. Each of the nominees served on the Board of Directors during the Company's last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage or adoption to any other nominee, director or person who may be deemed to be an executive officer of the Company.

        CHARLES D. WALTERS (57), President, Chief Executive Officer and Chairman, World Acceptance Corporation. Mr. Walters has served as President since July 1986, as Chairman of the Board of Directors and Chief Executive Officer since July 1991 and as a director since April 1989. Mr. Walters served as Executive Vice President from 1984 to 1986, and as Regional Vice President responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972.

         R. HAROLD OWENS, (48), Executive Vice President and Chief Operating Officer, World Acceptance Corporation. Mr. Owens has served as Executive Vice President and Chief Operating Officer of the Company since June 1995. From March 1995 to June 1995, Mr. Owens served as president and chief executive officer of Key Corp Finance, Inc., a consumer finance company based in Cleveland, Ohio. From October 1992 to June 1994, Mr. Owens served as president and chief operating officer of Fleet Finance, Inc., a consumer finance company headquartered in Atlanta, Georgia. From June 1978 to October 1992, Mr. Owens was employed by Security Pacific Financial Services, Inc., a consumer finance company based in San Diego, California, where he served in various management positions, including president and chief executive officer, from June 1989 to June 1992.

        A. ALEXANDER McLEAN, III (44), Senior Vice President and Chief Financial Officer, World Acceptance Corporation. Mr. McLean has served as Senior Vice President since 1992, and as Vice President and Chief Financial Officer and a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

        JAMES R. GILREATH (54), Attorney, James R. Gilreath, P.A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

        WILLIAM S. HUMMERS, III (50), Executive Vice President and Chief Financial Officer, Carolina First Corporation, Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with Carolina First Corporation since 1988. From 1987 to 1988, Mr. Hummers served as a vice president of management reporting of First Union Corporation, a bank holding company headquartered in Charlotte, North Carolina. Mr. Hummers currently serves as a director of Carolina First Corporation. Mr. Hummers has served as a director of the Company since April 1989.

        CHARLES D. WAY (43), President, Chief Executive Officer and Chairman, Ryan's Family Steak Houses, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan's Family Steak Houses, Inc. since 1988, as its chief executive officer since 1989, and as its chairman since October 1992. From 1986 to 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan's Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan's Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

        KEN R. BRAMLETT, JR. (36), Attorney, Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, a law firm. Mr. Bramlett has served as a director of the Company since October 1993.

         The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 21, 1996, for each director, nominee, executive officer identified below in the Summary Compensation Table and all directors and executive officers as a group.

           OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 21, 1996

                                                  Shares Beneficially Owned
         Name of Individual or                                     Percent
            Number in Group                       Amount (1)       of Class

         Charles D. Walters...................... 1,913,741(2)         9.5%

         R. Harold Owens.........................    35,018            *

         A. Alexander McLean, III................   226,761(3)         1.1%

         Duane D. Moore..........................    27,300            *

         James R. Gilreath.......................   130,500(4)         *

         William S. Hummers, III.................    50,000            *

         Charles D. Way..........................    62,000(5)         *

         Ken R. Bramlett, Jr.....................    19,500            *



         Directors and all executive
            officers as a group (8 persons)......    2,464,820        12.0%

- - ------------------------------
*Less than 1%.

(1) Includes the following Shares subject to options exercisable within 60 days of June 21, 1996: Mr. Walters - 223,141; Mr. Owens - 35,018; Mr.
         McLean -  143,361;  Mr.  Moore - 27,000;  Mr.  Gilreath  - 30,000;  Mr.
         Hummers - 30,000; Mr. Way - 30,000; Mr. Bramlett - 18,000.
(2) Includes 15,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of these Shares. Also includes 400,000 Shares held by a family limited partnership of which Mr. Walters is the general partner.
(3) Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.
(4) Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee.

(5) Includes 12,000 Shares held of record by Mr. Way's wife, as custodian for Mr. Way's minor children. Mr. Way disclaims beneficial ownership of these Shares.


         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's executive officers, directors and greater than 10 percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 1996.


                               SHAREHOLDER RETURN

         Performance Graph. The following chart provides a graphic comparison of the cumulative shareholder return on the Company's Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company's Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on November 26, 1991.

               Comparison of Cumulative Total Return Between World Acceptance Corporation, NASDAQ Composite Index and
                             NASDAQ Financial Index


                                 [Performance Graph appears here]



                              11/26/91  3/31/92 3/31/93 3/31/94 3/31/95 3/31/96

Word Acceptance Corporation     100.0    142.9   275.0   250.0   373.2   476.8
NASDAQ Composite Index          100.0    115.7   133.1   143.6   159.8   216.9
NASDAQ Financial Index          100.0    119.7   170.3   177.4   198.7   273.7

                             EXECUTIVE COMPENSATION

   Joint Report of the Compensation Committee and the Stock Option Committee.

Compensation Committee

         The Compensation Committee is responsible for establishing compensation and benefits (other than stock option grants) for the members of senior management of the Company. The Compensation Committee annually evaluates the Company's performance and compensation paid to the Company's executive officers and other senior management.

Stock Option Committee

         The Stock Option Committee is responsible for administering the Company's 1992 and 1994 Stock Option Plans and granting stock options and restricted stock awards under these plans. The Stock Option Committee meets periodically to consider option grants to newly hired, promoted and existing members of management.

Objectives and Policies

         The Compensation Committee and the Stock Option Committee seek to establish compensation policies, plans and programs to accomplish two objectives: (i) to attract and retain highly capable and well-qualified executives and (ii) to focus executives' efforts on increasing shareholder value. To achieve these objectives, the committees have established a compensation scheme consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year and long-term incentive compensation primarily in the form of stock options and restricted stock awards that vest over a period of time.

         Since the beginning of fiscal 1996, Messrs. Walters and McLean (and since June 1995, Mr. Owens) have been compensated pursuant to the compensation scheme described above in accordance with the employment agreements and incentive compensation plans described herein and developed with the assistance of an independent executive compensation consultant after a comparative assessment of the Company's existing compensation system. This assessment revealed that, by comparison to other similar companies, the Company has historically paid relatively modest base salaries to its executives and has made incentive compensation a significant component of its overall executive compensation packages. The Compensation Committee concluded that the continuation of this policy was desirable to enable the Company to tie a significant percentage of each executive's overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels subject to adjustment at the discretion of the Compensation Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock based on the achievement of objective long-term Company performance goals.

         For fiscal 1996, Messrs. Walters, Owens and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Walters, Owens and McLean for fiscal 1996 were determined in accordance with the Company's Executive Incentive Plan (the "Executive Incentive Plan") based on the Company's achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable and (3) expense control. The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable and expense control are the two most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Walters, Owens and McLean in fiscal 1996 were as follows: earnings per share--40%; growth in loans receivable--30%; and expense control--30%. Possible bonuses ranging from 25% to 150% of base salary for Mr. Walters, from 25% to 135% of base salary for Mr. Owens and from 20% to 120% of base salary for Mr. McLean were available for fiscal 1996 depending upon whether the Company reached the pre-established minimum, threshold, target or maximum levels of achievement with respect to a particular goal. During fiscal 1996, the Company did not achieve the maximum performance levels with respect to its goals for earnings per share, growth in loans receivable, and expense control, and as a result the cash bonuses payable under the Executive Incentive Plan amounted to 57.50%, 47.50%, and 46.00% of base salary for Messrs. Walters, Owens and McLean, respectively.

         The long-term incentive components of the Company's executive compensation are stock options and restricted stock to be awarded under the 1992 and 1994 Stock Option Plans in accordance with the Company's Executive Strategic Incentive Plan (the "Strategic Incentive Plan"). Options may have a term of up to 10 years, but expire earlier upon an executive's termination of employment. Options granted under the 1992 and 1994 Stock Option Plans are exercisable generally at the fair market value of the Shares at the date of grant. Restricted Stock awards may contain such transfer restrictions and vesting and other terms as determined by the Stock Option Committee.

         At the beginning of each fiscal year, Messrs. Walters, Owens and McLean will receive long-term incentive compensation based upon the achievement of objective Company performance goals embodied in the Strategic Incentive Plan for the previous fiscal year. This plan, adopted during fiscal 1995, is similar in structure to the Executive Incentive Plan, but is designed to award performance over a three-year period. The Strategic Incentive Plan is being phased in over a three-year period during which fiscal 1995 was treated as a single performance period, fiscal 1996 was treated as a two-year performance period and fiscal 1997 will be treated as a three-year performance period. The performance goals on which long-term incentive compensation are based relate to (1) increases in earnings per share, (2) growth in loans receivable and (3) return on average equity, and the relative weights assigned to these goals as a percentage of the executive's total award opportunity are as follows: earnings per share--40%; growth in loans receivable--20%; and return on average equity--40%. During fiscal 1996, the Company achieved above target performance with respect to earnings per share and return on equity, and below target performance with respect to growth in loans receivable. Accordingly, under the terms of the Strategic Incentive Plan, Messrs. Walters, Owens and McLean were awarded on April 1, 1996, options to purchase 84,076, 60,054 and 52,047 shares, respectively, representing in value 129% of the base salary. These awards are the only long-term incentive compensation that will be awarded to Messrs. Walters, Owens and McLean in fiscal 1997. One-third of the options granted on April 1, 1996, vested immediately and the remaining two-thirds vest in equal increments over the next two years. These options are for a term of 10 years and are exercisable at $10.75 per share, the average of the high and low sales price of the Company's Common Stock on the date of grant. The options will terminate upon the executive's termination of employment, except in the event of death, disability, and certain involuntary termination, in which case the options continue to be exercisable for a certain period after termination of employment. Accordingly, the extent to which these options appreciate in value depends upon the executive's continued employment with the Company and the Company's continued performance.

         In addition to the above, Mr. Harold Owens was awarded an option to purchase 75,000 shares in June 1995 as a part of his employment package. This option is also for a term of 10 years and is exercisable at $11.33 per share. It vests at the rate of 20% per year over a period of five years and terminates upon the termination of Mr. Owens' employment, except under certain circumstances as described above. The compensation for the Company's other executive officer, Mr. Duane Moore, is based 50% on the achievement of business unit performance goals and 50% on the same Company performance goals that determine the compensation of Messrs.
Walters, Owens and McLean.

         The Revenue Reconciliation Act of 1993 included a new provision that prohibits publicly held corporations from deducting as an expense for tax purposes the amount by which compensation paid to certain executives exceeds $1,000,000. Certain types of incentive compensation are excepted from this prohibition. While the current compensation levels of the Company's executives are well below this limit, the committees intend to continue to monitor the application of this provision and determine whether any of the committees' policies, or any of the Company's compensation plans, should be changed to avoid payment of nondeductible compensation.

Compensation of the Chief Executive Officer

         Mr. Walters' compensation for fiscal 1996 was determined in the manner and in accordance with the policies described above. As a result, Mr. Walters' compensation was lower in fiscal 1996 than in fiscal 1995, reflecting the short-term decrease in the Company's overall performance. Notwithstanding this short-term decrease, however, during the three fiscal years ended March 31, 1994, 1995 and 1996, Mr. Walters has overseen annual increases in the

Company's net income of 32%, 49% and 22%, respectively, in the Company's office network of 26, 27 and 38 new offices, respectively, and in gross loans receivable, the Company's earning asset, of 17%, 23% and 12%, respectively. Despite this growth, the Company has generally maintained control over its operating expenses, as total general and administrative expenses as a percentage of revenues has declined from 66% in fiscal 1994 to 59% in fiscal 1996. Based on these factors, the committees continue to believe that Mr. Walters' compensation as Chief Executive Officer appropriately reflects the Company's short-term and long-term performance.


         COMPENSATION COMMITTEE                 STOCK OPTION COMMITTEE
         James R. Gilreath                      James R. Gilreath
         William S. Hummers, III                William S. Hummers, III
         Charles D. Way                         Charles D. Way

Compensation Committee Interlocks and Insider Participation

         During fiscal 1996, Messrs. Gilreath, Hummers and Way served as members of the Compensation Committee and the Stock Option Committee. Mr. Gilreath is a member of the law firm of James R. Gilreath, P.A., which, since 1989, has served and will continue to serve as counsel to the Company.

         Summary Compensation Table. The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 1996, 1995 and 1994 with respect to the chief executive officer of the Company and the three other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 1996. Mr. Owens became an executive officer of the Company during fiscal 1996 and Mr. Moore became an executive officer during fiscal 1995.


                           Summary Compensation Table



                                                                                    Long-Term
                                                 Annual Compensation           Compensation Award
                                                             Other Annual     Securities Underlying   All Other
Name and Principal Position   Year     Salary($) Bonus($)   Compensation($)     Options(#)(1)(2)   Compensation($)

Charles D. Walters            1996      210,000  120,750          (3)                130,674           34,423(4)
   President and Chief        1995      200,000  300,000          (3)                 90,000           74,878(5)
   Executive Officer          1994      174,000  209,776          (3)                 75,000           17,678(6)

R. Harold Owens               1996      114,808   71,250          (3)                 75,000           50,000(7)
   Executive Vice President   1995            -        -           -                       -                -
   and Chief Operating Officer1994            -        -           -                       -                -

A. Alexander McLean, III      1996      130,000   59,800          (3)                 81,018            2,540(8)
   Senior Vice President and  1995      124,000  148,800          (3)                 75,000            3,405(8)
   Chief Financial Officer    1994       97,830   62,933          (3)                 60,000            3,709(8)

Duane D. Moore                1996      110,000   14,300          (3)                 15,000            1,923(8)
  Senior Vice President       1995       92,867   35,000          (3)                 45,000            2,255(8)
   Western Division           1994         -        -              -                       -                -

- - ------------------------------

(1) Amounts do not include options with respect to 84,076, 60,054 and 52,047 Shares that were granted on April 1, 1996 to Messrs. Walters, Owens and McLean, respectively, for fiscal 1996.
(2) All option amounts have been adjusted to reflect the three-for-one stock split that was made on August 31, 1995.
(3) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.
(4) Includes $2,841 in Company matching contributions under the Company's 401(k) plan and $31,582 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters' life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.
(5) Includes $3,815 in Company matching contributions under the Company's 401(k) plan and $71,063 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters' life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(6) Includes $4,716 in Company matching contributions under the Company's 401(k) plan and $12,962 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters' life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.
(7) Amount represents special bonus paid to Mr. Owens in connection with his employment by the Company in June 1995.
(8) Amounts represent Company matching contributions under the Company's 401(k) plan.

      Option Grants Table. The following table sets forth information with respect to options granted during the fiscal year ended March 31, 1996, to the named officers.


                      Option Grants in Last Fiscal Year (1)



                                                     Individual Grants
                                                  % of Total                                 Potential Realized
                                     Number of      Options                                   Value at Assumed
                                    Securities    Granted to                                Annual Rates of Stock
                                    Underlying     Employees   Exercise or                 Price Appreciation for
                                      Options      in Fiscal   Base Price     Expiration       Option Term(2)
Name                                Granted (#)    Year (%)      ($/Sh)(1)       Date       5% ($)         10%($)
- - ----                                -----------    --------      ---------       ----       ------         ------

Charles D. Walters.................   130,674        28.1         8.63          4/1/05      709,560      1,796,768
R. Harold Owens....................    75,000        16.1        11.33         6/26/05      534,750      1,354,500
A. Alexander McLean, III...........    86,018        17.4         8.63          4/1/05      439,928      1,113,998
Duane D. Moore.....................    15,000         3.2        13.00        10/31/05      122,700        310,800

- - ------------------------------

(1) All options shown in this table were granted under the Company's 1992 and 1994 Stock Option Plans at the fair market value of the Shares on the date of grant (defined as the average of the high and low sale prices of the Shares as quoted on the NASDAQ National Market System). As of June 21, 1996, the Company has granted options covering 1,457,500 shares under the 1992 Stock Option Plan and 1,004,269 shares under the 1994 Stock Option Plan to approximately 192 employees, including the named officers, and to its outside directors.
(2) These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.

       Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth information with respect to the exercise of stock options by the named officers during the fiscal year ended March 31, 1996 and unexercised options held as of March 31, 1996.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values


                                             Number of Securities Underlying            Value of Unexercised
                                            Unexercised Options at FY-End (#)           In-the-Money Options
                                                                                           at FY-End ($)(1)
Name                                         Exercisable      Unexercisable        Exercisable      Unexercisable

Charles D. Walters.........................    136,558           234,116              679,607            940,684
R. Harold Owens............................          -            75,000                    -                  -
A. Alexander McLean, III...................     93,006           168,012              456,016            674,251
Duane D. Moore.............................     21,000            69,000              108,450            247,500

- - ------------------------------

(1) The fair market value used for computations in this column was $11.25, which was the last sales price of the Common Stock on March 31, 1996.

       Employment Agreements. The Company entered into employment agreements with Messrs. Walters and McLean effective April 1, 1994, and Mr. Owens effective June 26, 1995. The terms of these agreements are three years and provide for current annual base salaries of not less than $210,000, $150,000 and $130,000 for Messrs. Walters, Owens and McLean, respectively, as determined by the
Compensation Committee. These salaries are subject to annual increases as determined by the Compensation Committee. In addition, the agreements provide for the payment of annual cash incentive payments in accordance with the terms of the Company's Executive Incentive Plan, based on the Company's achievements of certain pre-established performance criteria. For fiscal 1996, the performance criteria related to the achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, and the control of general and administrative expenses within certain limits.

       The agreements also provide for the payment of long-term incentive awards in accordance with the Company's Strategic Incentive Plan. After an initial phase-in period, long-term incentive compensation will be awarded under this plan based on the Company's achievement of certain performance goals over a three-year period. At the beginning of each three-year performance period, the Compensation Committee will establish appropriate criteria for making such payments following the end of such three-year performance period. Long-term incentive awards, at the discretion of the Compensation Committee and subject to the approval of the Stock Option Committee, may be paid in the form of restricted stock or stock options granted under the Company's stock option plans. The intent of such long-term incentive compensation awards is to motivate the achievement of longer range and strategic goals. The current performance criteria for the long-term incentive awards relate to earnings per share, growth in loans receivable and return on average equity.

       Under the agreements with Messrs. Walters, Owens and McLean, the Company has agreed to provide each with long-term disability insurance benefits equal to 60% of such executive's base salary at the time of disability, and Mr. Walters' agreement requires the Company to provide at least $2,000,000 in life insurance coverage payable to Mr. Walters' designated beneficiary in the event of his death. These agreements also provide for severance payments and the continuation of certain benefits if either executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive's base salary at the time of termination or change of control, as the case may be, for the longer of 24 months or the remaining term of the employment agreement, (ii) the continuation of all other perquisites and benefits available under the agreement for a period of 24 months from the date of termination and
(iii)  annual  incentive   compensation   payments   prorated  to  the  date  of
termination.

     Messrs. Walters, Owens and McLean have each agreed not to compete with the Company during the term of their employment and for two years thereafter.


                              CERTAIN TRANSACTIONS

       The law firm of Robinson, Bradshaw & Hinson, P.A., of which Mr. Ken R. Bramlett, Jr., a director of the Company, is a shareholder, was retained to perform legal services for the Company and its subsidiaries during the last fiscal year. It is anticipated that the firm will continue to provide legal services to the Company and its subsidiaries during the current fiscal year.


                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

       The Board, upon the recommendation of the Audit Committee, has approved the selection of the firm of KPMG Peat Marwick LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current year, to report on the consolidated balance sheet and related statement of operations of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of KPMG Peat Marwick LLP for the purposes set forth above. The Company has been advised by KPMG Peat Marwick LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company's most recent fiscal year.

       Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

       Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in auditors for the next year.

       The Board unanimously recommends a vote FOR ratifying the selection of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year.


                PROPOSALS FOR 1996 ANNUAL MEETING OF SHAREHOLDERS

       Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on March 4, 1997 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

       The Board and officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

       You are cordially invited to attend this year's Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.






                                          CHARLES D. WALTERS
                                          Chairman of the Board, President
                                          and Chief Executive Officer

July 2, 1996

                      (World Acceptance Corporation Logo)















                            Notice of Annual Meeting

                                       and

                                 Proxy Statement













                                 Annual Meeting
                                 of Shareholders
                                  to be held on
                                 August 7, 1996

******************************************************************************



                             APPENDIX

REVOCABLE                 WORLD ACCEPTANCE CORPORATION
PROXY                    ANNUAL MEETING OF SHAREHOLDERS
                          to be held on August 7, 1996

          This Proxy is Solicited on Behalf of the Board of Directors.
   The undersigned hereby appoints A. Alexander McLean, III and Jeffrey W. Ohly as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of WORLD ACCEPTANCE CORPORATION (the "Company") held of record by the undersigned on June 21, 1996 at the annual meeting of shareholders to be held on August 7, 1996 (the "1996 Annual Meeting") or any adjournment thereof.
1. ELECTION OF DIRECTORS
  ( ) FOR all nominees listed below        ( ) WITHHOLD AUTHORITY
(except as marked to the contrary below) to vote for all nominees listed below (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
    Charles D. Walters; R. Harold Owens; A. Alexander McLean, III; James R.
                       Gilreath; William S. Hummers, III;
                    Charles D. Way; and Ken R. Bramlett, Jr.
2. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF KPMG PEAT MARWICK LLP as the Company's independent public accountants
               ( )    FOR     ( )    AGAINST    ( ) ABSTAIN
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
      PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH PROPOSAL AND THE ELECTION OF THE DIRECTOR
NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE
VOTED FOR EACH PROPOSAL AND FOR THE ELECTION OF
THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE
SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT
WILL BE VOTED AS DIRECTED.
   The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated July 2, 1996, and revokes all proxies heretofore given by the undersigned.
   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.
                                             DATED:                       , 1996

                                             Signature
                                             Signature if held jointly
           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                  USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.